Exhibit 99.1

RPM Reports Record Fiscal 2023 Fourth-Quarter and Full-Year Results

•	Record fourth-quarter net sales of $2.02 billion increased 1.6% over prior year

•	Fourth-quarter net income was $151.4 million, diluted EPS was $1.18, and EBIT was $236.4 million

•	Fourth-quarter adjusted diluted EPS was $1.36 and adjusted EBIT increased 1.5% to a record $267.8 million

•	Record fourth-quarter cash provided by operating activities of $314.1 million

•	Record fiscal 2023 net sales of $7.26 billion increased 8.2% over prior year

•	Fiscal 2023 net income was $478.7 million, diluted EPS was $3.72, and EBIT was a record $758.6 million

•	Fiscal 2023 adjusted diluted EPS was a record $4.30 and adjusted EBIT increased 18.8% to a record $841.6 million

•	Fiscal 2024 first-quarter outlook calls for sales growth of low-single digits and adjusted EBIT growth of high-single digits

•	Fiscal full-year 2024 outlook calls for sales growth of mid-single digits and adjusted EBIT growth of low-double-digits to mid-teens

MEDINA, OH – July 26, 2023 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2023 fourth quarter and year ended May 31, 2023.

“RPM generated a sixth consecutive quarter of record sales and adjusted EBIT. While prioritizing cash flow over profitability, we were still able to achieve adjusted EBIT growth primarily through our MAP 2025 initiatives. Our progress on inventory normalization initiatives drove a fourth-quarter record $314 million of cash flow from operations and allowed us to reduce debt by nearly $140 million. These impressive results were due to the hard work, collaboration and agility of our associates, which allowed us to capture growth opportunities and leverage MAP 2025 initiatives to operate more efficiently,” said Frank C. Sullivan, RPM Chairman and CEO.

Sullivan continued, “As challenging conditions impacted certain end markets, our nimbleness and balanced business model enabled our growth. Several businesses benefited from their pivot to selling engineered solutions into infrastructure and reshoring-related capital projects, and our strategic focus on maintenance and repair provided resilience in construction end markets. Our operational flexibility, which is a product of MAP 2025 initiatives and our entrepreneurial culture, allowed us to quickly meet a seasonal demand increase at the end of the quarter.”

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

Fourth-Quarter 2023 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	May 31,	May 31,
	2023	2022	$ Change	% Change
Net Sales	$2,016,210	$1,983,890	$32,320	1.6%
Net Income Attributable to RPM Stockholders	151,360	199,005	(47,645)	(23.9%)
Diluted Earnings Per Share (EPS)	1.18	1.54	(0.36)	(23.4%)
Income Before Income Taxes (IBT)	206,639	221,677	(15,038)	(6.8%)
Earnings Before Interest and Taxes (EBIT)	236,431	251,652	(15,221)	(6.0%)
Adjusted EBIT(1)	267,787	263,724	4,063	1.5%
Adjusted Diluted EPS(1)	1.36	1.42	(0.06)	(4.2%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Three of the four segments achieved record fiscal 2023 fourth-quarter sales, which were driven by increased pricing in response to continued inflation, offset by lower volumes. Volumes grew in certain businesses that positioned themselves to benefit from increased maintenance and construction spending on infrastructure and reshoring capital projects. On a consolidated basis, volumes declined, due in large part to destocking. The volume declines were more pronounced in certain new commercial and residential construction sectors, as well as OEM markets. Customer take-away at retail stores was also negative during most of the quarter, which further compounded the volume declines caused by retailer destocking. However, demand increased late in the quarter with the arrival of warmer weather, and the Consumer Group was able to quickly respond because of process improvements put in place through MAP 2025.

Geographically, sales grew 1.4% in North America, declined 1.9% in Europe, and grew 9.3% in Latin America. Sales also grew 17.5% in Asia/Pacific and 7.9% in Africa and the Middle East, fueled by higher spending on infrastructure projects. Excluding the impact of foreign currency translation, all regions generated positive sales growth.

Sales included 2.6% organic growth and 0.4% growth from acquisitions net of divestitures, partially offset by foreign currency translation headwinds of 1.4%.

Record fiscal 2023 fourth-quarter adjusted EBIT was driven by sales growth, benefits from MAP 2025 initiatives and Consumer Group margin recovery toward historical averages. These were partially offset by unfavorable fixed-cost leverage due to lower volumes and internal inventory normalization initiatives, unfavorable foreign currency translation and continued cost inflation. During the fourth quarter, we took additional actions to reduce costs in certain businesses where volumes were declining.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

Fourth-Quarter 2023 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2023	2022	$ Change	% Change
Net Sales	$748,047	$745,908	$2,139	0.3%
Income Before Income Taxes	116,847	120,286	(3,439)	(2.9%)
EBIT	117,284	121,705	(4,421)	(3.6%)
Adjusted EBIT(1)	124,464	122,414	2,050	1.7%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG achieved record fourth-quarter sales despite challenging comparisons to the prior year when sales grew 18.5%. Revenue growth was driven by price increases and strength in concrete admixtures and repair products, which experienced increased demand from capital spending on infrastructure and reshoring-related projects. Restoration systems for roofing, facades and parking structures also grew and benefited from a strategic focus on repair and maintenance and its differentiated service model. Offsetting this growth, demand was weak in new residential and certain commercial construction markets, which was accentuated by customer destocking.

Sales included 0.8% organic growth and 1.0% growth from acquisitions, partially offset by foreign currency translation headwinds of 1.5%.

Record fourth-quarter adjusted EBIT was driven by price increases and MAP 2025 initiatives. Adjusted EBIT was negatively impacted by reduced fixed-cost leverage at plants from lower volumes and internal initiatives to normalize inventories that resulted in reduced production. CPG took actions to reduce its cost structure during the fourth quarter of fiscal 2023.

Performance Coatings Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2023	2022	$ Change	% Change
Net Sales	$358,355	$329,392	$28,963	8.8%
Income Before Income Taxes	49,861	41,219	8,642	21.0%
EBIT	49,342	41,051	8,291	20.2%
Adjusted EBIT(1)	51,748	42,585	9,163	21.5%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG generated record fourth-quarter sales driven by volume growth in businesses that serve infrastructure and reshoring capital projects with engineered solutions, including fiberglass grating, protective coatings and flooring systems. Increased pricing and stronger demand from energy-related capital projects also contributed to growth.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

Sales included 10.4% organic growth and 0.9% from acquisitions, partially offset by foreign currency translation headwinds of 2.5%.

Record fourth-quarter adjusted EBIT was driven by strong sales growth and MAP 2025 benefits. The adjusted EBIT growth was achieved on top of strong results in the prior-year period when adjusted EBIT grew 37.3%.

Specialty Products Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2023	2022	$ Change	% Change
Net Sales	$193,420	$225,766	$(32,346)	(14.3%)
Income Before Income Taxes	8,481	50,909	(42,428)	(83.3%)
EBIT	8,436	50,913	(42,477)	(83.4%)
Adjusted EBIT(1)	16,314	44,194	(27,880)	(63.1%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s fourth-quarter sales decline was driven by lower volumes at businesses supplying OEM markets, including windows, doors, furniture, cabinets and RVs, where many customers were destocking. SPG faced challenging comparisons to the fiscal fourth quarter 2022 when the disaster restoration business had strong sales as it made significant progress resolving supply chain issues related to microchip shortages, and from the divestiture of the non-core furniture warranty business in the third quarter of fiscal 2023.

Sales included a 12.0% organic decline, a 1.8% reduction from divestitures net of acquisitions, and foreign currency translation headwinds of 0.5%.

Adjusted EBIT was negatively impacted by the sales decline, product mix, a $3.4 million expense related to the resolution of a legal matter, and unfavorable fixed-cost leverage at plants due to reduced volumes and inventory normalization initiatives that resulted in lower production. SPG was disproportionately impacted by RPM’s inventory normalization initiatives since this segment has the highest concentration of intercompany sales. SPG took actions to reduce its cost structure during the fourth quarter of fiscal 2023.

Consumer Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2023	2022	$ Change	% Change
Net Sales	$716,388	$682,824	$33,564	4.9%
Income Before Income Taxes	99,449	79,172	20,277	25.6%
EBIT	102,866	79,117	23,749	30.0%
Adjusted EBIT(1)	104,651	80,272	24,379	30.4%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

The Consumer Group’s record fourth-quarter sales were driven by selling price increases in response to continued cost inflation. Volumes declined due to a slowdown in consumer takeaway at retail and customer destocking. However, MAP 2025 process improvements aided in quickly meeting demand following a seasonal increase in consumer takeaway at the end of the quarter. Share gains also helped limit the volume decline.

Sales included 5.6% organic growth and 0.3% growth from acquisitions, partially offset by foreign currency translation headwinds of 1.0%.

Fourth-quarter adjusted EBIT was driven by MAP 2025 benefits and sales increases, resulting in margins approaching historical averages following supply chain disruptions in the prior-year period.

Fiscal Year 2023 Consolidated Results

Consolidated

	Year Ended
$ in 000s except per share data	May 31,	May 31,
	2023	2022	$ Change	% Change
Net Sales	$7,256,414	$6,707,728	$548,686	8.2%
Net Income Attributable to RPM Stockholders	478,691	491,481	(12,790)	(2.6%)
Diluted Earnings Per Share (EPS)	3.72	3.79	(0.07)	(1.8%)
Income Before Income Taxes (IBT)	649,382	606,799	42,583	7.0%
Earnings Before Interest and Taxes (EBIT)	758,649	702,322	56,327	8.0%
Adjusted EBIT(1)	841,632	708,437	133,195	18.8%
Adjusted Diluted EPS(1)	4.30	3.66	0.64	17.5%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

All four segments generated record sales results driven by increased pricing in response to inflation, strong demand for engineered solutions for infrastructure and reshoring capital projects, and improvements in supply chain conditions in the first half of the fiscal year. Partially offsetting this growth, volume was negatively impacted in the second half of the fiscal year by customer destocking, a slowdown in certain construction sectors and OEM demand, and reduced consumer takeaway at retailers.

Record adjusted EBIT was driven by sales growth and MAP 2025 initiatives. Partially offsetting this growth was unfavorable fixed-cost leverage at RPM facilities due to lower volumes and internal inventory normalization initiatives, as well as continued material cost inflation. Foreign currency translation headwinds also negatively impacted adjusted EBIT.

Cash Flow and Financial Position

During fiscal 2023:

•

Cash provided by operating activities was $577.1 million compared to $178.7 million during the prior-year period, driven primarily by improved working capital management, MAP 2025 working capital initiatives and operating margin expansion.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

•	Capital expenditures were $254.4 million compared to $222.4 million during the prior-year period, driven by organic growth opportunities and MAP 2025 efficiency programs.

•	The company returned $263.9 million to stockholders through cash dividends and share repurchases.

As of May 31, 2023:

•	Total debt was $2.68 billion compared to $2.69 billion a year ago.

•	Total debt was reduced by $138.8 million compared to February 28, 2023.

•

Inventories decreased by $77.1 million compared to May 31, 2022, and decreased by $205.8 million compared to February 28, 2023, driven by internal inventory normalization actions and MAP 2025 initiatives.

•

Total liquidity, including cash and committed revolving credit facilities, was $1.03 billion, compared to $1.31 billion a year ago. The liquidity decline was driven by increased revolver utilization associated with a bond maturity.

Business Outlook

“In the first quarter, we expect certain positive trends to continue, including increasing demand for our engineered solutions serving infrastructure and reshoring projects, and continued benefits from MAP 2025 initiatives. Additionally, several profitability headwinds are expected to moderate during the quarter including foreign currency translation, customer destocking, internal initiatives to normalize inventories and material cost inflation. These positive factors are expected to outweigh challenging market conditions in some businesses and result in a seventh consecutive quarter of record sales and adjusted EBIT, as well as improved cash flow from operations,” Sullivan added.

“Although demand trends remain volatile, we expect many of the positive first-quarter trends to continue throughout most of fiscal year 2024, and our growth will be aided by less challenging comparisons in the second half of the year. This, combined with our MAP 2025 initiatives, our focus on repair and maintenance, and our strategic balance between segments, is expected to result in another year of record revenue and profitability,” he concluded.

The company expects the following in the fiscal year 2024 first quarter:

•	Consolidated sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	CPG sales to increase in the low-single-digit percentage range compared to prior-year record results.

•	PCG sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•	SPG sales to decrease in the high-single-digit percentage range compared to prior-year record results.

•	Consumer Group sales to increase in the low-single-digit percentage range compared to prior-year record results.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

•	Consolidated adjusted EBIT to increase in the high-single-digit percentage range compared to prior-year record results.

The company expects the following in the full fiscal year 2024:

•	Modest economic growth.

•	MAP 2025 benefits in line with fiscal year 2024 run-rate target of $160 million.

•	Continued strength in infrastructure and reshoring-related capital spending.

•	Moderating headwinds from inflation, destocking and foreign currency translation.

•	Continuing uncertainty in commercial construction.

•	Consolidated sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•

Consolidated adjusted EBIT to increase in the low-double-digit to mid-teen percentage range compared to prior-year record results, with stronger growth in the second half of the fiscal year, assuming that the economy does not enter a recession.

By segment, the company expects the following for full fiscal year 2024:

•

CPG to benefit from stabilization in residential construction, strength in concrete admixtures and repair products, and higher demand for restoration systems for roofing, facades and parking structures, with uncertainty in commercial construction.

•	PCG to benefit from continued strength in businesses that serve reshoring, infrastructure and energy capital projects with engineered solutions, even as it faces challenging comparisons.

•	SPG to generate improved results in the second half of fiscal year 2024 when the segment faces easier comparisons as it benefits from reduced destocking headwinds.

•	Consumer Group volumes to stabilize in the second half of the year along with a continued benefit from pricing, although at a lower level compared to the prior year.

On June 1, 2023, some international businesses, which generate approximately $100 million of annual revenue, that previously operated under the CPG segment began operating under the PCG segment. This change will be reflected beginning in fiscal 2024 first-quarter reporting, including recast prior-period results for comparison. The outlooks above do not incorporate this change in management reporting, and this change will have no impact on consolidated results.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-877-270-2148 or 1-412-902-6510 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

For those unable to listen to the live call, a replay will be available from July 26, 2023, until August 2, 2023. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 1483887. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,300 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director of Investor Relations, at 330-220-6064 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our first-quarter fiscal 2024 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances,

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas-and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; (m) risks relating to the Russian invasion of Ukraine and other wars;(n) risks related to data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2022, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
Net Sales	$2,016,210	$1,983,890	$7,256,414	$6,707,728
Cost of Sales	1,241,062	1,245,388	4,508,370	4,274,675

Gross Profit	775,148	738,502	2,748,044	2,433,053
Selling, General & Administrative Expenses	530,071	498,039	1,956,040	1,788,284
Restructuring Expense	8,685	1,148	15,465	6,276
Goodwill Impairment	—	—	36,745	—
Interest Expense	33,630	23,801	119,015	87,928
Investment (Income) Expense, Net	(3,838)	6,174	(9,748)	7,595
(Gain) on Sales of Assets and Business, Net	(2,751)	(9,492)	(28,632)	(51,983)
Other Expense (Income), Net	2,712	(2,845)	9,777	(11,846)

Income Before Income Taxes	206,639	221,677	649,382	606,799
Provision for Income Taxes	54,968	22,371	169,651	114,333

Net Income	151,671	199,306	479,731	492,466
Less: Net Income Attributable to Noncontrolling Interests	311	301	1,040	985

Net Income Attributable to RPM International Inc. Stockholders	$151,360	$199,005	$478,691	$491,481

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.18	$1.54	$3.74	$3.81

Diluted	$1.18	$1.54	$3.72	$3.79

Average shares of common stock outstanding - basic	127,345	127,573	127,507	127,948

Average shares of common stock outstanding - diluted	128,720	129,467	128,816	129,580

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
Net Sales:
CPG Segment	$748,047	$745,908	$2,608,872	$2,486,486
PCG Segment	358,355	329,392	1,333,567	1,188,379
SPG Segment	193,420	225,766	799,205	790,816
Consumer Segment	716,388	682,824	2,514,770	2,242,047

Total	$2,016,210	$1,983,890	$7,256,414	$6,707,728

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$116,847	$120,286	$309,683	$396,509
Interest (Expense), Net (b)	(437)	(1,419)	(8,416)	(6,673)

EBIT (c)	117,284	121,705	318,099	403,182
MAP initiatives (d)	7,180	709	11,236	3,967
Unusual executive costs (f)	—	—	—	805
(Gain) on sales of assets, net (g)	—	—	—	(41,906)

Adjusted EBIT	$124,464	$122,414	$329,335	$366,048

PCG Segment
Income Before Income Taxes (a)	$49,861	$41,219	$133,757	$139,068
Interest Income, Net (b)	519	168	1,466	575

EBIT (c)	49,342	41,051	132,291	138,493
MAP initiatives (d)	2,406	1,534	44,740	7,242
Acquisition-related costs (e)	—	—	—	339
Unusual executive costs (f)	—	—	—	472

Adjusted EBIT	$51,748	$42,585	$177,031	$146,546

SPG Segment
Income Before Income Taxes (a)	$8,481	$50,909	$103,279	$121,937
Interest Income (Expense), Net (b)	45	(4)	68	(86)

EBIT (c)	8,436	50,913	103,211	122,023
MAP initiatives (d)	7,878	18	15,271	1,440
Acquisition-related costs (e)	—	—	—	(45)
Unusual executive costs (f)	—	520	—	520
(Gain) on sales of assets and business, net (g)	—	(7,257)	(25,774)	(7,257)

Adjusted EBIT	$16,314	$44,194	$92,708	$116,681

Consumer Segment
Income Before Income Taxes (a)	$99,449	$79,172	$378,157	$175,084
Interest (Expense) Income, Net (b)	(3,417)	55	(3,372)	266

EBIT (c)	102,866	79,117	381,529	174,818
MAP initiatives (d)	1,785	1,155	2,699	2,409
Unusual executive costs (f)	—	—	—	776
Business interruption insurance recovery (h)	—	—	(20,000)	—

Adjusted EBIT	$104,651	$80,272	$364,228	$178,003

Corporate/Other
(Loss) Before Income Taxes (a)	$(67,999)	$(69,909)	$(275,494)	$(225,799)
Interest (Expense), Net (b)	(26,502)	(28,775)	(99,013)	(89,605)

EBIT (c)	(41,497)	(41,134)	(176,481)	(136,194)
MAP initiatives (d)	12,107	13,225	54,811	30,497
Acquisition-related costs (e)	—	419	—	2,482
Unusual executive costs (f)	—	392	—	3,017
Foreign exchange loss on settlement of debt (i)	—	1,357	—	1,357

Adjusted EBIT	$(29,390)	$(25,741)	$(121,670)	$(98,841)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$206,639	$221,677	$649,382	$606,799
Interest (Expense)	(33,630)	(23,801)	(119,015)	(87,928)
Investment Income (Expense), Net	3,838	(6,174)	9,748	(7,595)

EBIT (c)	236,431	251,652	758,649	702,322
MAP initiatives (d)	31,356	16,641	128,757	45,555
Acquisition-related costs (e)	—	419	—	2,776
Unusual executive costs (f)	—	912	—	5,590
(Gain) on sales of assets and business, net (g)	—	(7,257)	(25,774)	(49,163)
Business interruption insurance recovery (h)	—	—	(20,000)	—
Foreign exchange loss on settlement of debt (i)	—	1,357	—	1,357

Adjusted EBIT	$267,787	$263,724	$841,632	$708,437

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense—Other,” & inventory write-offs related to the discontinuation of certain product lines (“Discontinued product lines”) which have been recorded in Cost of Sales;

A gain on sale of one of our closed facilities in the SPG segment (“Restructuring expense”) recorded in (Gain) on Sales of Assets and Business, Net;

“Headcount reductions, impairments, closures of facilities and related costs,” which have been recorded in Restructuring Expense;

A goodwill impairment charge related to the Universal Sealants (“USL”) reporting unit which has been recorded in Goodwill Impairment;

“Accelerated Expense - Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” prepaid asset write-off related to the discontinuation of a product line within our Consumer segment (“Discontinued product lines”) & “Unusual credits triggered by executive departures,” which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups associated with completed acquisitions and third-party consulting fees incurred in evaluating potential acquisition targets.

(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative.
(g)

The current year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment. The prior year balance reflects the net gain associated with the sale and leaseback of certain real property assets within our CPG and SPG segments.

(h)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier.

(i)	Foreign exchange loss on early payment of the $100 million term loan in Q4 of fiscal 2022.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.18	$1.54	$3.72	$3.79
MAP initiatives (d)	0.19	0.10	0.83	0.27
Acquisition-related costs (e)	—	—	—	0.02
Unusual executive costs (f)	—	—	—	0.03
(Gain) on sales of assets and business, net (g)	—	(0.06)	(0.14)	(0.34)
Business interruption insurance recovery (h)	—	—	(0.12)	—
Foreign exchange loss on settlement of debt (i)	—	0.01	—	0.01
Discrete tax adjustments (j)	—	(0.24)	—	(0.24)
Investment returns (k)	(0.01)	0.07	0.01	0.12

Adjusted Earnings per Diluted Share (l)	$1.36	$1.42	$4.30	$3.66

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense - Other,” & inventory write-offs related to the discontinuation of certain product lines (“Discontinued product lines”) which have been recorded in Cost of Sales;

A gain on sale of one of our closed facilities in the SPG segment (“Restructuring expense”) recorded in (Gain) on Sales of Assets and Business, Net;

“Headcount reductions, impairments, closures of facilities and related costs,” which have been recorded in Restructuring Expense;

A goodwill impairment charge related to the Universal Sealants (“USL”) reporting unit which has been recorded in Goodwill Impairment;

“Accelerated Expense - Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” prepaid asset write-off related to the discontinuation of a product line within our Consumer segment (“Discontinued product lines”) & “Unusual credits triggered by executive departures,” which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups associated with completed acquisitions and third-party consulting fees incurred in evaluating potential acquisition targets.

(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative.
(g)

The current year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment. The prior year balance reflects the net gain associated with the sale and leaseback of certain real property assets within our CPG and SPG segments.

(h)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier.

(i)	Foreign exchange loss on early payment of the $100 million term loan in Q4 of fiscal 2022.
(j)

Fiscal 2022 includes income tax benefits associated with a reduction of the deferred income tax liability for unremitted foreign earnings and the reversal of valuation allowance against foreign tax credits.

(k)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(l)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2023	May 31, 2022
Assets
Current Assets
Cash and cash equivalents	$215,787	$201,672
Trade accounts receivable	1,552,522	1,479,301
Allowance for doubtful accounts	(49,482)	(46,669)
Net trade accounts receivable	1,503,040	1,432,632
Inventories	1,135,496	1,212,618
Prepaid expenses and other current assets	329,845	304,887

Total current assets	3,184,168	3,151,809

Property, Plant and Equipment, at Cost	2,332,916	2,132,915
Allowance for depreciation	(1,093,440)	(1,028,932)

Property, plant and equipment, net	1,239,476	1,103,983

Other Assets
Goodwill	1,293,588	1,337,868
Other intangible assets, net of amortization	554,991	592,261
Operating lease right-of-use assets	329,582	307,797
Deferred income taxes	15,470	18,914
Other	164,729	195,074

Total other assets	2,358,360	2,451,914

Total Assets	$6,782,004	$6,707,706

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$680,938	$800,369
Current portion of long-term debt	178,588	603,454
Accrued compensation and benefits	257,328	262,445
Accrued losses	26,470	24,508
Other accrued liabilities	347,477	325,632

Total current liabilities	1,490,801	2,016,408

Long-Term Liabilities
Long-term debt, less current maturities	2,505,221	2,083,155
Operating lease liabilities	285,524	265,139
Other long-term liabilities	267,111	276,990
Deferred income taxes	90,347	82,186

Total long-term liabilities	3,148,203	2,707,470

Total liabilities	4,639,004	4,723,878

Stockholders’ Equity
Preferred stock; none issued	—	—
Common stock (outstanding 128,766; 129,199)	1,288	1,292
Paid-in capital	1,124,825	1,096,147
Treasury stock, at cost	(784,463)	(717,019)
Accumulated other comprehensive (loss)	(604,935)	(537,337)
Retained earnings	2,404,125	2,139,346

Total RPM International Inc. stockholders’ equity	2,140,840	1,982,429
Noncontrolling interest	2,160	1,399

Total equity	2,143,000	1,983,828

Total Liabilities and Stockholders’ Equity	$6,782,004	$6,707,706

RPM Reports Results for Fiscal 2023 Fourth Quarter and Full Year

July 26, 2023

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended
	May 31,	May 31,
	2023	2022
Cash Flows From Operating Activities:
Net income	$479,731	$492,466
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	154,949	153,074
Restructuring charges, net of payments	—	(2,516)
Goodwill impairment	36,745	—
Fair value adjustments to contingent earnout obligations	—	3,253
Deferred income taxes	6,236	(25,067)
Stock-based compensation expense	28,673	40,114
Net loss on marketable securities	2,086	17,706
Net (gain) on sales of assets and business	(28,632)	(51,983)
Other	1,683	(66)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(94,585)	(187,299)
Decrease (increase) in inventory	66,805	(304,197)
Decrease (increase) in prepaid expenses and other current and long-term assets	1,364	(13,040)
(Decrease) increase in accounts payable	(116,053)	101,223
(Decrease) increase in accrued compensation and benefits	(2,643)	9,737
Increase (decrease) in accrued losses	2,231	(3,956)
Increase (decrease) in other accrued liabilities	38,515	(50,718)

Cash Provided By Operating Activities	577,105	178,731

Cash Flows From Investing Activities:
Capital expenditures	(254,435)	(222,403)
Acquisition of businesses, net of cash acquired	(47,542)	(127,457)
Purchase of marketable securities	(18,674)	(15,032)
Proceeds from sales of marketable securities	12,731	21,533
Proceeds from sales of assets and business	58,288	76,590
Other	(72)	7,222

Cash (Used For) Investing Activities	(249,704)	(259,547)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	341,720	437,564
Reductions of long-term and short-term debt	(355,463)	(101,505)
Cash dividends	(213,912)	(204,394)
Repurchases of common stock	(50,000)	(52,500)
Shares of common stock returned for taxes	(17,047)	(11,549)
Payments of acquisition-related contingent consideration	(3,765)	(5,774)
Other	(2,689)	(4,452)

Cash (Used For) Provided By Financing Activities	(301,156)	57,390

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12,130)	(21,606)

Net Change in Cash and Cash Equivalents	14,115	(45,032)
Cash and Cash Equivalents at Beginning of Period	201,672	246,704

Cash and Cash Equivalents at End of Period	$215,787	$201,672